Exhibit 2.1
STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE
by and among
JPC CAPITAL PARTNERS, INC.
a Delaware Corporation;
and
COMPONUS INC.
a Nevada Corporation;
March 20, 2008

STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE
     THIS STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE, made and entered into as of this 20th day of March, 2008 (the “Agreement”), by and among JPC CAPITAL PARTNERS, INC., a Delaware Corporation with its principal place of business located at 3440 Preston Ridge Road, Suite 600, Alpharetta, GA 30005 (“JPCI”); the undersigned JPCI Shareholders (the “JPCI Shareholder”) and COMPONUS INC., a Nevada Corporation, with its principal place of business located at 300 Center Ave., Ste. 202, Bay City, MI 48708 (“Componus”).
     WHEREAS, this Agreement provides for the acquisition of Componus whereby Componus shall become a wholly owned subsidiary of JPCI and in connection therewith, JPCI shall issue 89,000,000 total of shares of JPCI common stock, which will represent, and equate to, 87.25% of the issued and outstanding JPCI common stock to Componus or its designated entities after the transaction is closed.
     WHEREAS, the boards of directors of JPCI and Componus have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively. This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.
Agreement
     NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:
ARTICLE I
REPRESENTATIONS, COVENANTS AND WARRANTIES OF JPCI SHAREHOLDERS
     As an inducement to and to obtain the reliance of Componus, JPCI represents and warrants as follows:
     Section 1.1 Organization. JPCI is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Schedules attached hereto (hereinafter defined) are complete and correct copies of the articles of incorporation, by-laws and amendments thereto as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of JPCI’s articles of incorporation or by-laws. JPCI has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its by-laws or otherwise to authorize the execution and delivery of this Agreement.
     Section 1.2 Capitalization. The authorized capitalization of JPCI consists of 95,000,000 shares of common stock, $0.001 par value per share and is not authorized to issue any shares of preferred stock. As of the date hereof, JPCI has 24,796,546 common shares issued and outstanding. All issued and outstanding shares are legally issued, fully paid and non-assessable and are not issued in violation of the preemptive or other rights of any person. There are no securities, warrants or options authorized or issued.
     Section 1.3 Subsidiaries. JPCI has no subsidiaries.
     Section 1.4 Tax Matters: Books and Records.
(a)	The books and records, financial and others, of JPCI are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

(b)	JPCI has no liabilities with respect to the payment of any country, federal, state, county, or local taxes (including any deficiencies, interest or penalties); and

(c)	JPCI shall pay all outstanding liabilities at or prior to the Closing.
     Section 1.5 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or threatened by or against or affecting JPCI or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of JPCI. JPCI is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.
     Section 1.6 Material Contract Defaults. JPCI is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of JPCI, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which JPCI has not taken adequate steps to prevent such a default from occurring.
     Section 1.7 Information. All periodic reports filed by JPCI with the Securities and Exchange Commission pursuant to the Securities Act of 1934, as amended, during its last two fiscal years are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading. There has been no material adverse change in the business of JPCI since its last period filing. The information concerning JPCI as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.

     Section 1.8 Title and Related Matters. JPCI does not have substantial assets, however, if any, JPCI has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interest in properties and assets, real and personal (collectively, the “Assets”) free and clear of all liens, pledges, charges or encumbrances. JPCI owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with JPCI’s business. No third party has any right to, and JPCI has not received any notice of infringement of or conflict with asserted rights of other with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly on in the aggregate, if the subject of an unfavorable decision ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of JPCI or any material portion of its properties, assets or rights.
     Section 1.9 Contracts. On the closing date:
(a)	There are no material contracts, agreements, franchises, license agreements, or other commitments to which JPCI is a party or by which it or any of its properties are bound;

(b)	JPCI is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award materially and adversely affects, or in the future may (as far as JPCI can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of JPCI; and

(c)	JPCI is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties, of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; and (vii) contract, agreement or other commitment involving payments by it for more than $10,000 in the aggregate.
     Section 1.10 Compliance With Laws and Regulations. To the best of JPCI’s knowledge and belief, JPCI has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of JPCI or would not result in JPCI incurring material liability.
     Section 1.11 Approval of Agreement. The directors of JPCI have authorized the execution and delivery of this Agreement and have approved the transactions contemplated. A copy of the Director’s Resolution authorizing entry into this Agreement is attached as Schedule 1.11.

     Section 1.12 Material Transactions or Affiliations. Other than the agreement with respect to staffing and administration with J.P. Carey Asset Management, LLC (the “Administration Agreement”) between JPCI and an affiliate, J.P. Carey Asset Management, there are no material contracts or agreements of arrangements between JPCI and any person, who was at the time of such contract, agreement or arrangement, directly or indirectly, an officer, director or person owning of record, or known to beneficially own ten percent (10%) or more of the issued and outstanding Common Shares of JPCI and which is to be performed in whole or in part after the date hereof. JPCI has no commitment, whether written or oral, to lend any funds, to borrow any money from or enter into material transactions with any such affiliated person.
     Section 1.13 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which JPCI is a party or to which any of its properties or operations are subject.
     Section 1.14 Governmental Authorizations. JPCI has all licenses, franchises, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by JPCI of this Agreement and the consummation of the transactions contemplated hereby.
ARTICLE II
REPRESENTATIONS, COVENANTS AND WARRANTIES OF COMPONUS
     As an inducement to, and to obtain the reliance of JPCI and the JPCI Shareholder, Componus represents and warrants as follows:
     Section 2.1 Organization. Componus is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the attached Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, by-laws and amendments thereto as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Componus’ certificate of incorporation or by-laws. Componus has full power, authority and legal right and has taken all action required by law, its articles of incorporation, by-laws or otherwise to authorize the execution and delivery of this Agreement.

     Section 2.2 Capitalization. Componus’ authorized capitalization consists of a total of 500,000,000 shares, par value $0.001; 89,000,000 shares of common stock of Componus are issued and outstanding held by the individuals and entities listed on Schedule 2.2.
     All issued and outstanding common shares have been legally issued, fully paid, are non-assessable and not issued in violation of the preemptive rights of any other person. Componus has no other securities, warrants or options authorized or issued.
     Section 2.3 Subsidiaries. Componus has the following subsidiary: Asia Forging Supply Co., Ltd. (“AFS”) – a company incorporated in the Taiwan.
     Section 2.4 Tax Matters, Books & Records.
(a)	Componus’ books and records, financial and others are in all material respects complete and correct and have been maintained in accordance with US GAAP;

(b)	Componus has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties); and

(c)	Componus shall remain responsible for all debts incurred prior to the closing.
     Section 2.5 Information. The information concerning Componus as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.
     Section 2.6 Title and Related Matters. Componus has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal (collectively, the “Assets”) free and clear of all liens, pledges, charges or encumbrances. Except as set forth in the attached Schedules, Componus owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Componus’ business. Except as set forth in the attached Schedule 2.6, no third party has any right to, and Componus has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Componus or any material portion of its properties, assets or rights.
     Section 2.7 Litigation and Proceedings. There are no actions, suits or proceedings pending or threatened by or against or affecting Componus, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of Componus. Componus does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.
     Section 2.8 Contracts. On the Closing Date:
(a)	Except for those enumerated on the attached Schedule 2.8(a), there are no material contracts, agreements, franchises, license agreements, or other commitments to which Componus is a party to or by which it or any of its subsidiaries or properties are bound;

(b)	Componus is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as Componus can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of Componus; and

(c)	Except as enumerated on the attached Schedule 2.8(c), Componus is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; and (vii) contract, agreement, or other commitment involving payments by it for more than $10,000 in the aggregate.
     Section 2.9 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Componus is a party or to which any of its properties or operations are subject.
     Section 2.10 Material Contract Defaults. To the best of Componus’ knowledge and belief, it is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Componus, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Componus has not taken adequate steps to prevent such a default from occurring.
     Section 2.11 Governmental Authorizations. To the best of Componus’ knowledge, Componus has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Componus of the transactions contemplated hereby.
     Section 2.12 Compliance With Laws and Regulations. To the best of Componus’ knowledge and belief, Componus has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Componus or would not result in Componus incurring any material liability.
     Section 2.13 Insurance. All of Componus’ insurable properties are insured for Componus’ benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date.
     Section 2.14 Approval of Agreement. The directors of Componus have authorized the execution and delivery of this Agreement and have approved the transactions contemplated hereby.
     Section 2.15 Material Transactions or Affiliations. As of the Closing Date, there will exist no material contract, agreement or arrangement between Componus and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Componus to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of Componus and which is to be performed in whole or in part after the date hereof except with regard to an agreement with the shareholders of Componus providing for the distribution of cash to provide for payment of federal and state taxes on Subchapter S income. Componus has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.
ARTICLE III
EXCHANGE PROCEDURE AND OTHER CONSIDERATION
     Section 3.1 Share Exchange/Delivery of Componus’ Securities. On the Closing Date, Componus shall deliver to JPCI all of its issued and outstanding shares (the “Componus Common Shares”), duly endorsed in blank or with executed power attached thereto in transferable form, so that Componus shall become a wholly owned subsidiary of JPCI.
     Section 3.2 Issuance of JPCI Shares. In exchange for all of the Componus Common Shares tendered pursuant to Section 3.1, JPCI will issue 89,000,000 common shares of JPCI common stock to Componus or their designees which will represent, and equate to approximately 78.07% of JPCI’s issued and outstanding common stock after the closing of this transaction (the “JPCI Common Shares”). Such shares will be issued to Componus or their designees. Such shares are restricted in accordance with Rule 144 of the 1933 Securities Act.

     Section 3.3 Additional Consideration. On the Closing Date, in addition to the share exchange as contemplated by Sections 3.1 and 3.2, Componus shall pay up to $25,000 (the “Additional Consideration”) to JPCI for reimbursement of its legal fees incurred as a result of the transactions contemplated by this Agreement.
     Section 3.4 Satisfaction of Present Liabilities of JPCI. At or prior to the Closing Date, the liabilities and obligations of JPCI as set forth on Schedule 3.4 shall be satisfied by JPCI.
     Section 3.5 Events Prior to Closing. Upon execution hereof or as soon thereafter as practical, management of JPCI and Componus shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.
     Section 3.6 Closing. The closing (“Closing Date”) of the transactions contemplated by this Agreement shall be on the date and at the time the exchange documents are executed herewith.
     Section 3.7 Effective Date. The date, on or after the Closing Date, when all of the terms and conditions of this Agreement are satisfied, including but not limited to the Conditions Precedent set forth in Articles V and VI (the “Effective Date”).
     Section 3.8 Termination.
(a)	This Agreement may be terminated by the board of directors or majority interest of Shareholders of either JPCI or Componus, respectively, at any time prior to the Closing Date if:
(i)	there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

(ii)	any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.
     In the event of termination pursuant to Paragraph (a) of this Section 3.8, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.
(b)	This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of JPCI if Componus shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Componus contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Componus. If this Agreement is terminated pursuant to Paragraph (b) of this Section 3.8, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.
(c)	This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Componus if JPCI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Componus contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Componus. If this Agreement is terminated pursuant to Paragraph (c) of this Section 3.8, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.
     In the event of termination pursuant to paragraph (b) and (c) of Section 3.8, the breaching party shall bear all of the expenses incurred by the other party in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.
     Section 3.9 Directors of JPCI After Acquisition. At the Effective Date, John C. Canouse, Jimmie N. Carter and Janet L. Thompson shall each resign as the members of the Board of Directors of JPCI and Hung-Lang Huang, Wang Bing-Chin Huang, Hsiu-Pin Hsu, Cliff Nakayama, Chun-Ying Chen and Yung-Hsiang Chou shall be appointed to the Board of Directors of JPCI. Each director shall hold office until his successor has been duly elected and has qualified or until his death, resignation or removal.
     Section 3.10 Officers of JPCI. At the Effective Date, John C. Canouse, Jimmie N. Carter and Janet L. Thompson shall each resign as the officers of JPCI and Hung-Lang Huang shall be appointed Chairman, President and Chief Executive Officer of JPCI and Wang Bing-Chin Huang shall be appointed Secretary, Treasurer, Chief Financial Officer of JPCI. Each officer shall hold office until his successor has been duly elected and has qualified or until his death, resignation or removal.
ARTICLE IV
SPECIAL COVENANTS
     Section 4.1 Access to Properties and Records. Prior to closing, JPCI and Componus will each afford to the officers and authorized representatives of the other full access to the properties, books and records of each other, so that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the other shall from time to time reasonably request.
     Section 4.2 Availability of Rule 144. JPCI and the JPCI Shareholders holding “restricted securities,” as that term is defined in Rule 144 of the 1933 Securities Act will remain as “restricted securities.” JPCI is under no obligation to register such shares under the Securities Act, except as otherwise provided. The stockholders of JPCI and Componus holding restricted securities of JPCI and Componus as of the date of this Agreement and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein. The covenants set forth in Article IV shall survive the Closing Date and the consummation of the transactions herein contemplated.
     Section 4.3 Special Covenants and Representations Regarding the JPCI Common Shares to be Issued in the Exchange. The consummation of this Agreement, including the issuance of the JPCI Common Shares to the Shareholders of Componus as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the Componus Shareholders and their designees acquire such securities.
     Section 4.4 Third Party Consents. JPCI and Componus agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.
     Section 4.5 Actions Prior to and Subsequent to Closing.
(a)	From and after the date of this Agreement until the Closing Date, except as permitted or contemplated by this Agreement, JPCI and Componus will each use its best efforts to:
(i)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(ii)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; and

(iii)	perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business.
(b)	From and after the date of this Agreement until the Effective Date, each of JPCI and Componus will not, without the prior consent of the other party:
(i)	except as otherwise specifically set forth herein, make any change in its articles of incorporation or by-laws;

(ii)	declare or pay any dividend on its outstanding Common Shares, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;

(iii)	enter into or amend any employment, severance or agreements or arrangements with any directors or officers;

(iv)	enter into any agreement with respect to the transfer, assignment or sale of its assets (other than the ordinary course of business);

(v)	grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or

(vi)	purchase or redeem any Common Shares.

Section 4.6 Indemnification.
(a)	JPCI hereby agrees to indemnify Componus and each of the officers, agents and directors and current shareholders of Componus as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

(b)	Componus hereby agrees to indemnify JPCI and each of the officers, agents, directors and current shareholders of JPCI as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.
ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF JPCI
     The obligations of JPCI under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:
     Section 5.1 Accuracy of Representations. The representations and warranties made by Componus in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and Componus shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Componus prior to or at the Closing. JPCI shall be furnished with a certificate, signed by a duly authorized officer of Componus and dated the Closing Date, to the foregoing effect.
     Section 5.2 Director Approval. The Board of Directors of Componus shall have approved this Agreement and the transactions contemplated herein.
     Section 5.3 Officer’s Certificate. JPCI shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Componus to the effect that: (a) the representations and warranties of Componus set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Closing Date; (b) Componus has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Closing Date; (c) since such date and other than as previously disclosed to JPCI on the attached

Schedules, Componus has not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of Componus, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Componus Schedules, by or against Componus which might result in any material adverse change in any of the assets, properties, business or operations of Componus.
     Section 5.4 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Componus.
     Section 5.5 Recapitalization. Prior to the Closing Date, JPCI shall: (i) have completed a reverse stock split with respect to its common stock in the amount of two (2) shares for one (1) share; (ii) have filed an amendment to its certificate of incorporation with the Secretary of State of the State of Delaware that: (a) increases the authorized shares of common stock to 250,000,000 shares of common stock; and (b) changes the name of the company to “Componus, Inc.”
     Section 5.6 Other Items. JPCI shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as JPCI may reasonably request.
ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPONUS
     The obligations of Componus under this Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:
     Section 6.1 Accuracy of Representations. The representations and warranties made by JPCI in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and JPCI shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by JPCI prior to or at the Closing. Componus shall have been furnished with a certificate, signed by a duly authorized executive officer of JPCI and dated the Closing Date, to the foregoing effect.
     Section 6.2 Director and Shareholder Approval. The Board of Directors of JPCI and shareholders that own a majority of the issued and outstanding common stock of JPCI shall have approved this Agreement and the transactions contemplated herein.
     Section 6.3 Officer’s Certificate. Componus shall be furnished with a certificate dated the Closing Date and signed by a duly authorized officer of JPCI to the effect that: (a) the representations and warranties of JPCI set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; and (b) JPCI has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Effective

Date.
     Section 6.4 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of JPCI.
     Section 5.5 Recapitalization. Prior to the Closing Date, JPCI shall: (i) have completed a reverse stock split with respect to its common stock in the amount of two (2) shares for one (1) share; (ii) have filed an amendment to its certificate of incorporation with the Secretary of State of the State of Delaware that: (a) increases the authorized shares of common stock to 250,000,000 shares of common stock; and (b) changes the name of the company to “Componus, Inc.”; and (iii) have sold, transferred or otherwise assigned all assets and agreements (other than this agreement) of JPCI to a third party.
     Section 6.5 1934 Exchange Act Compliance. JPCI must file any necessary reports to become and stay current with its 1934 Exchange Act filings up to and including the Effective Date of this Agreement including any filings which may be required in order to consummate the transactions contemplated by this Agreement. This shall include, but not be limited to all annual, quarterly and current filings.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Brokers and Finders. Each party to this Agreement represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or finder’s fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.
     Section 7.2 Law, Forum and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, United States of America.
     Section 7.3 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to JPCI:	JPC CAPITAL PARTNERS, INC.
3440 Preston Ridge Road
Suite 600
Alpharetta, GA 30005
Attention:

tel.
fax.

with a copy to:

If to Componus:	COMPONUS, INC.
300 Center Ave., Suite 202
Bay City, MI 48708
Attention:
tel.
fax.

With a copy to:

Stephen J. Czarnik
Cohen & Czarnik LLP
17 State Street, 39th Floor
New York, New York 10004
tel. (212) 232-8323
fax.(212) 658-9915
or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.
     Section 7.4 Attorneys’ Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.
     Section 7.5 Confidentiality. Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.
     Section 7.6 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

     Section 7.7 Third Party Beneficiaries. This contract is solely between JPCI and Componus and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.
     Section 7.8 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.
     Section 7.9 Survival; Termination. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 24 months.
     Section 7.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.
     Section 7.11 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a written consent by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a written consent by the party or parties for whose benefit the provision is intended.
     Section 7.12 Expenses. Except as otherwise provided herein, each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.
     Section 7.13 Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.
     Section 7.14 Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.
     Section 7.15 Public Announcements. Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.
     Section 7.16 Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.
     Section 7.17 Failure of Conditions; Termination. In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement. In such event, the party that has failed to fulfill the conditions specified in this Agreement will liable for the other parties’ legal fees. The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.
     Section 7.18 No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.
     Section 7.19 Execution Knowing and Voluntary. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.
     Section 7.20 Amendment. At any time after the Closing Date, this Agreement may be amended by a writing signed by both parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.
[Remainder of Page Intentionally Blank]
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives and entered into as of the date first above written.

ATTEST:	JPC CAPITAL PARTNERS, INC.

/s/ Jimmie N. Carter	By:	/s/ John C. Canouse
Secretary	Name:	John C. Canouse,
	Title:	CEO

ATTEST:	COMPONUS INC.

	By:	/s/ Eric Huang

	Name:	Hung-Lang Huang
	Title:	President, Chief Executive Officer and
Director
JPCI SHAREHOLDERS

Name:	/s/ S.J. Bingham
S.J. Bingham, Director of City Trust Ltd. as Trustee of the Bearden Trust

Name:	/s/ R.L. Margot
R.L. Margot, Director of City Trust Ltd. as Trustee of the Bearden Trust

Name:	/s/ Joseph Canouse

Name:	/s/ Joseph Canouse
JP Carey Assett Management, LLC

Name:

Name:

COMPONUS SHAREHOLDERS

Name:	/s/ Eric Huang
Hung-Lang Huang

/s/ Wang Bing-Chin Huang
Name:	Wang Bing-Chin Huang

Hebron Holding Corp

/s/ Eric Huang
Name:	Hung-Lang Huang
Title:

Jabez Holding Corp

/s/ Eric Huang
Name:	Hung-Lang Huang
Title:

Schedule 2.6
Patents: None
Trademarks and Service Marks:
Accepted Trademarks

File Number	Country of Origin	Trademark	Acceptance Date
004450987	Europe	AFS	June 16, 2006
977317	Mexico	F	March 16, 2007
977316	Mexico	Componus Logo	March 16, 2007
Pending Trademarks

Application Number	Country of Origin	Trademark	Application Date
005678644	Europe	F	February 9, 2007
005678529	Europe	Componus Logo	February 9, 2007
5812200	China	F	December 27, 2006
5812199	China	Componus Logo	December 27, 2006
77071741	USA	F	December 27, 2006
Abandoned Trademarks

File Number	Country of Origin	Trademark	Application Date
78683861	USA	AFS Logo	August 12, 2005
77071736	USA	Componus Logo	December 27, 2006
Physical Property:
The Company owns its principal office at B1, 207, Sec. 3, Beishin Road, Shindian City, Taipei, 23143, Taiwan, R.O.C. A portion of this office is available for leasing to a third-party with; it is currently vacant. The income generated from this lease is approximately $120,000 USD and the lease terms are for two years years with a renewable option.

Schedule 2.8(a)
Supplier Contract: Between Hanil Forging and AFS
Supplier Contract: Between Sun Castle and AFS
Supplier Contract: Between King Zone and AFS
Supplier Contract: Between Chu Yang and AFS
Supplier Contract: Between Su-Chuan and AFS
Supplier Contract: Between Want Win and AFS
Supplier Contract: Between CIXI ZhenXing and AFS
Sales Contract: Between Eston Manufacturing and AFS
Sales Contract: Between Kirzman/Dana(Affina)and AFS

Schedule 2.8 [c]
SUMMARY COMPENSATION TABLE
ANNUAL COMPENSATION TABLE
LONG-TERM
COMPENSATION AWARDS

				SECURITIES UNDERLYING
NAME AND PRINCIPAL	YEAR	SALARY	BONUS	COMPENSATION	OTHER/SARS
Hung-Lang Huang	2006	$1,568,000	$—	$60,000	$—
President, CEO & Director	2005	$1,568,000	$—	$60,000	$—
Officer & Director	2004	$1,568,000	$—	$60,000	$—

Wang Bing-Chin Huang	2006	$1,344,000	$—	$60,000	$—
Secretary, Treasurer,	2005	$1,344,000	$—	$60,000	$—
Chief Financial Officer and Director	2004	$1,344,000	$—	$60,000	$—
EMPLOYMENT CONTRACTS BETWEEN AFS (SUBSIDIARY) AND EMPLOYEES:
Jack Purvey
Samantha Purvey
Jason CO. Hale
Michael Weensy
     UNDER THE BASIC LABOR LAW OF TAIWAN (R.O.CO.), ALL COMPANIES ARE REQUIRED TO PUT 6% OF ALL EMPLOYEE WAGES INTO THE RETAIL PLANNING ACCOUNT, ALL EMPLOYEES ARE REQUIRED BY LAW TO JOIN THE HEALTH INSURANCE SKIN.